Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
MCG CAPITAL CORPORATION,
PENNANTPARK FLOATING RATE CAPITAL LTD.,
PFLT PANAMA, LLC,
PFLT FUNDING II, LLC
and
SOLELY FOR THE PURPOSES OF SECTIONS 3.2 5.26, 5.27 AND ARTICLE IX, PENNANTPARK INVESTMENT ADVISERS, LLC
April 28, 2015

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND TERMS    4
Section 1.1    Definitions    4
Section 1.2    Other Definitional Provisions; Interpretation.    11
ARTICLE II THE MERGER    12
Section 2.1    The Merger    12
Section 2.2    Effective Time    13
Section 2.3    Closing    13
Section 2.4    Certificate of Incorporation and Bylaws    13
Section 2.5    Officers of the Surviving Company    14
ARTICLE III CONVERSION OF SHARES    14
Section 3.1    Conversion of Shares    14
Section 3.2    Deposit of Merger Consideration    15
Section 3.3    Delivery of Merger Consideration.    15
Section 3.4    Dissenting Shares    18
Section 3.5    Withholding Taxes    18
Section 3.6    Net Asset Value Calculation    18
Section 3.7    Conversion of Shares in the Second Merger    19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    19
Section 4.1    Organization    19
Section 4.2    Capitalization; Subsidiaries.    20
Section 4.3    Authorization; Validity of Agreement; Company Action    20
Section 4.4    Consents and Approvals; No Violations    21
Section 4.5    Reports; Regulatory Matters.    21
Section 4.6    Company Financial Statements; Internal Controls.    22
Section 4.7    No Undisclosed Liabilities    23
Section 4.8    Absence of Certain Changes    23
Section 4.9    Employee Benefit Plans; ERISA    23
Section 4.10    Litigation    24
Section 4.11    Compliance with Law.    24
Section 4.12    Material Contracts    25
Section 4.13    Insurance    26
Section 4.14    Taxes    26
Section 4.15    Investment Assets    28
Section 4.16    Real Property    28
Section 4.17    Intellectual Property    28
Section 4.18    Labor Matters    29
Section 4.19    Proxy Statement and Form N-14.    29
Section 4.20    Board Vote; Company Stockholder Approval; Takeover Statutes    29
Section 4.21    Brokers or Finders    29
Section 4.22    Opinion of Financial Advisors    30

Section 4.23    No Other Representations    30
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS        30
Section 5.1    Organization    30
Section 5.2    Capitalization; Subsidiaries.    31
Section 5.3    Authorization; Validity of Agreement; Necessary Action    31
Section 5.4    Consents and Approvals; No Violations    31
Section 5.5    Reports; Regulatory Matters.    32
Section 5.6    Parent Financial Statements; Internal Controls.    33
Section 5.7    No Undisclosed Liabilities    33
Section 5.8    Absence of Certain Changes    34
Section 5.9    Employee Matters    34
Section 5.10    Litigation    34
Section 5.11    Compliance with Law.    34
Section 5.12    Merger Subs’ Operations    35
Section 5.13    Material Contracts    35
Section 5.14    Insurance    35
Section 5.15    Taxes    36
Section 5.16    Investment Assets    37
Section 5.17    Real Property    38
Section 5.18    Intellectual Property    38
Section 5.19    Reserved    38
Section 5.20    Proxy Statement and Form N-14    38
Section 5.21    Board Vote; Parent Stockholder Approval    38
Section 5.22    Brokers or Finders    38
Section 5.23    Share Ownership    39
Section 5.24    Interested Stockholder    39
Section 5.25    No Arrangements with Management or Stockholders    39
Section 5.26    Investment Adviser and Administrator.    39
Section 5.27    Sufficient Funds    39
Section 5.28    Investigation by Parent and the Merger Subs    39
ARTICLE VI COVENANTS    40
Section 6.1    Interim Operations of the Company    40
Section 6.2    Interim Operations of Parent    43
Section 6.3    Access to Information    45
Section 6.4    Acquisition Proposals.    46
Section 6.5    Employee Matters    47
Section 6.6    Reserved.    48
Section 6.7    Reserved.    48
Section 6.8    Publicity    48
Section 6.9    Directors’ and Officers’ Insurance and Indemnification.    49
Section 6.10    Proxy Statement; Special Meetings    50
Section 6.11    Reasonable Best Efforts    52
Section 6.12    Merger Subs and Surviving Company    53

Section 6.13    Takeover Statute    53
Section 6.14    Listing of Parent Common Shares    53
Section 6.15    Rule 16b-3    53
Section 6.16    Dividends.    53
Section 6.17    Control of Operations    54
Section 6.18    Parent Board of Directors    54
ARTICLE VII CONDITIONS    54
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger    54
Section 7.2    Conditions to the Obligations of Parent and the Merger Subs    55
Section 7.3    Conditions to the Obligations of the Company    56
Section 7.4    Frustration of Closing Conditions    57
ARTICLE VIII TERMINATION    57
Section 8.1    Termination    57
Section 8.2    Effect of Termination.    59
ARTICLE IX MISCELLANEOUS    61
Section 9.1    Amendment and Modification    61
Section 9.2    Nonsurvival of Representations and Warranties    61
Section 9.3    Notices    61
Section 9.4    Interpretation    63
Section 9.5    Counterparts    63
Section 9.6    Entire Agreement; Third-Party Beneficiaries    63
Section 9.7    Severability    64
Section 9.8    Governing Law    64
Section 9.9    Jurisdiction    64
Section 9.10    WAIVER OF JURY TRIAL    64
Section 9.11    Service of Process    65
Section 9.12    Specific Performance    65
Section 9.13    Assignment    65
Section 9.14    Expenses    65
Section 9.15    Headings    66
Section 9.16    Waivers    66

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2015 (this “Agreement”), by and among MCG Capital Corporation, a Delaware corporation (the “Company”), PennantPark Floating Rate Capital Ltd., a Maryland corporation (“Parent”), PFLT Panama, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Sub One”), PFLT Funding II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Sub Two” and together with Sub One, the “Merger Subs”) and solely for the purposes of Sections 3.2 5.26, 5.27 and Article IX, PennantPark Investment Advisers, LLC, a Delaware limited liability company (the “Investment Adviser”).
WHEREAS, the respective boards of directors of Parent and the Company and the sole member of each Merger Sub have approved, and have determined that it is advisable and in the best interests of their respective stockholders or member, as the case may be, to consummate, the acquisition of the Company by Parent, by means of a merger of Sub One with and into the Company (the “Initial Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent, followed immediately and as a single integrated transaction by the merger of the Company with and into Sub Two (the “Second Merger” and together with the Initial Merger, the “Merger”), with Sub Two continuing as the surviving entity and a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I

DEFINITIONS AND TERMS
Section 1.1Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition Proposal” means any inquiry, offer or proposal made by any Person or group of Persons other than Parent, a Merger Sub or any Affiliate thereof, relating to (a) any direct or indirect acquisition or purchase, or that could result in ownership, of securities of the Company representing 25% or more of the outstanding voting capital stock of the Company or the Company’s assets or any tender offer, exchange offer, merger, reorganization, consolidation, share exchange or other business combination that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the outstanding voting capital stock of the Company or the Company’s assets, (b) a restructuring of the Company in order to operate as an externally managed BDC or (c) a liquidation of the Company.
“Action” has the meaning set forth in Section 4.10.

“Administrator” has the meaning set forth in Section 5.26.
“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.
“Agreement” has the meaning set forth in the Preamble.
“BDC” means a “Business Development Company” as defined in Section 2(a)(48) of the Investment Company Act.
“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.
“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.
“Cash Consideration” has the meaning set forth in Section 3.1(d).
“Certificates” has the meaning set forth in Section 3.3(a).
“Certificate of First Merger” has the meaning set forth in Section 2.2(a).
“Certificate of Second Merger” has the meaning set forth in Section 2.2(b).
“Change in Recommendation” has the meaning set forth in Section 6.4(d).
“Chosen Court” has the meaning set forth in Section 9.9.
“Closing” has the meaning set forth in Section 2.3.
“Closing Date” has the meaning set forth in Section 2.3.
“Code” has the meaning set forth in the Recitals.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” means each material compensation or benefit plan, program, agreement or arrangement (other than any multiemployer plan within the meaning of Section 3(37) of ERISA), including without limitation all stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical, and deferred compensation plans, programs, agreements or arrangements, whether or not subject to ERISA, which is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or with respect to which the Company or any of its Subsidiaries have any liability with respect to any of the Company’s or any of its Subsidiaries’ current or former employees.

“Company Common Stock” has the meaning set forth in Section 3.1(c).
“Company Covered Persons” has the meaning set forth in Section 8.2(e).
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.
“Company Equity Plans” means the MCG Capital Corporation Third Amended and Restated 2006 Non-Employee Director Restricted Stock Plan, as amended, and the applicable award agreements adopted thereunder, and the MCG Capital Corporation Third Amended and Restated 2006 Employee Restricted Stock Plan, as amended, and the applicable award agreements adopted thereunder.
“Company Fee” has the meaning set forth in Section 8.2(b).
“Company Leased Real Property” has the meaning set forth in Section 4.16.
“Company Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or when taken together with all other occurrences, changes, events, effects or developments, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no occurrence, change, event, effect or development resulting from or in connection with any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect: (i) occurrences, changes, events, effects or developments generally affecting any or all of the industries or markets in which the Company and its Subsidiaries and portfolio companies operate, (ii) general political, economic or business conditions or changes therein, including the commencement, continuation or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, (iii) general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes or proposed changes in any Laws, rules, regulations, GAAP or other accounting standards, or authoritative interpretations thereof, (v) the entry into or announcement of this Agreement or the proposed sale of the Company or the pendency or consummation of the transactions contemplated hereby, or any changes or actions resulting from any of the foregoing, including the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) any action required by Law, contemplated by this Agreement, expressly consented to by Parent, or taken at the request of Parent or a Merger Sub, or any action otherwise taken by Parent, the Merger Subs or any of their Affiliates, (vii) any litigation relating to this Agreement or the transactions contemplated hereby or (viii)  the failure of Parent to consent to the Company’s request to take any of the actions proscribed in Section 6.1 (except in the case of clauses (i), (ii), (iii) or (iv), to the extent that the Company is disproportionately adversely affected thereby as compared with other participants in the industry in which the Company operates, in which case the incremental disproportionate impact may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Material Contract” has the meaning set forth in Section 4.12(b).
“Company Recommendation” has the meaning set forth in Section 4.20.
“Company SEC Reports” has the meaning set forth in Section 4.5(a).
“Company Special Meeting” has the meaning set forth in Section 6.10(a).
“Company Stockholder Approval” has the meaning set forth in Section 4.3.
“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).
“DGCL” has the meaning set forth in Section 2.1.
“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.
“Dissenting Shares” has the meaning set forth in Section 3.4.
“DLLCA” has the meaning set forth in Section 2.1.
“Effective Time” has the meaning set forth in Section 2.2.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with any entity, would be deemed to be a “single employer” with such entity within the meaning of Section 4001(b) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” means American Stock Transfer & Trust Company, LLC.
“Exchange Fund” has the meaning set forth in Section 3.2.
“Exchange Ratio” has the meaning set forth in Section 3.1(d).
“Form N-14” has the meaning set forth in Section 4.4.
“GAAP” has the meaning set forth in Section 4.6(a).
“Governmental Entity” has the meaning set forth in Section 4.4.

“Indemnified Party” has the meaning set forth in Section 6.9(a).
“Initial Merger” has the meaning set forth in the Recitals.
“Insured Parties” has the meaning set forth in Section 6.9(b).
“Intellectual Property” means all (i) copyrights and copyrightable subject matter, and registrations and applications for any of the foregoing; (ii) patents and patent applications, including any continuations, divisionals, continuations-in-part, renewals, and reissues for any of the foregoing; (iii) trademarks, service marks, trade names, logos, slogans, and other similar designations of source or origin, together with the goodwill of the business symbolized by any of the foregoing, and registrations and applications for any of the foregoing; (iv) trade secrets and confidential processes, know-how, and information; (v) Internet domain names; and (vi) other similar intangible assets.
“Investment Adviser” has the meaning set forth in the Preamble.
“Investment Advisers Act” means the Investment Advisers Act of 1940.
“Investment Company Act” means the Investment Company Act of 1940.
“knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the people set forth in Section 1.1(a) of the Company Disclosure Letter.
“knowledge of Parent” means the actual knowledge, after reasonable inquiry, of the people set forth in Section 1.1(a) of the Parent Disclosure Letter.
“Law” means any federal, state, provincial, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, community property interest, right of first refusal or restriction of any nature.
“Maximum Premium” has the meaning set forth in Section 6.9(b).
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” has the meaning set forth in Section 3.1(d).
“Merger Share Price” means the volume weighted average price per share (calculated to the nearest one-thousandth of one cent) for the Parent Common Shares on the NASDAQ for the consecutive period of ten trading days concluding at the close of trading on the second trading day immediately preceding the date of the Effective Time, as calculated by Bloomberg Financial LP under the function “VWAP.”

“Merger Subs” has the meaning set forth in the Preamble.
“NASDAQ” means the NASDAQ Global Select Market.
“Net Asset Value” means the net asset value of Parent, as of the applicable date, determined in good faith by Parent’s board of directors in compliance with the Investment Company Act.  For the avoidance of doubt, in determining Net Asset Value, Parent shall take into account all necessary GAAP accruals and expenses since the date of Parent’s most recent quarterly financial statements as well as such other considerations as deemed necessary or appropriate by counsel to Parent and counsel to Parent’s independent directors to comply with any applicable SEC guidance regarding compliance with Section 23 of the Investment Company Act.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Shares” means the common stock, par value $0.001 per share, of Parent.
“Parent Covered Persons” has the meaning set forth in Section 8.2(e).
“Parent Disclosure Letter” means the Disclosure Letter delivered by Parent to the Company simultaneously with the execution of this Agreement.
“Parent Fee” has the meaning set forth in Section 8.2(c).
“Parent Material Adverse Effect” means any occurrence, change, event, effect or development that, individually or when taken together with all other occurrences, changes, events, effects or developments, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole; provided, however, that no occurrence, change, event, effect or development resulting from or in connection with any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect: (i) occurrences, changes, events, effects or developments generally affecting any or all of the industries or markets in which Parent and its Subsidiaries and portfolio companies operate, (ii) general political, economic or business conditions or changes therein, including the commencement, continuation or escalation of a war, armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God, (iii) general securities or financial market conditions, including changes in interest rates or currency exchange rates, (iv) changes or proposed changes in any Laws, rules, regulations, GAAP or other accounting standards, or authoritative interpretations thereof, (v) the entry into or announcement of this Agreement or the proposed acquisition of the Company or the pendency or consummation of the transactions contemplated hereby, or any changes or actions resulting from any of the foregoing, (vi) any action required by Law, contemplated by this Agreement, expressly consented to by the Company or taken at the request of the

Company, or any action otherwise taken by the Company or any of its Affiliates, (vii) any litigation relating to this Agreement or the transactions contemplated hereby or (viii) the failure of the Company to consent to Parent’s request to take any of the actions proscribed in Section 6.2 (except in the case of clauses (i), (ii), (iii) or (iv), to the extent that Parent is disproportionately adversely affected thereby as compared with other participants in the industry in which Parent operates, in which case the incremental disproportionate impact may be taken into account in determining whether there has been a Parent Material Adverse Effect).
“Parent Material Contract” has the meaning set forth in Section 5.13(b).
“Parent Recommendation” has the meaning set forth in Section 5.21.
“Parent SEC Reports” has the meaning set forth in Section 5.5(a).
“Parent Share Price” has the meaning set forth in Section 3.3(e).
“Parent Special Meeting” has the meaning set forth in Section 6.10(b).
“Parent Stockholder Approval” has the meaning set forth in Section 5.3.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
“Proxy Statement” has the meaning set forth in Section 4.4.
“Representatives” has the meaning set forth in Section 6.3(a).
“Restricted Shares” means each share of restricted Company Common Stock granted under the Company Equity Plans.
“RIC” has the meaning set forth in Section 4.14(j).
“SEC” means the United States Securities and Exchange Commission.
“Second Merger” has the meaning set forth in the Recitals.
“Securities Act” means the Securities Act of 1933.
“Sub One” has the meaning set forth in the Preamble.
“Sub Two” has the meaning set forth in the Preamble.
“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity that is consolidated with such Person for financial reporting purposes under GAAP.

“Superior Proposal” means any bona fide written Acquisition Proposal received after the date hereof that the Company’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, to be reasonably likely to be consummated in accordance with its terms and to be more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated hereby (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 6.4(e) or otherwise); provided that for purposes of this definition references to 25% in the definition of “Acquisition Proposal” shall be deemed to be references to 50%.
“Surviving Company” has the meaning set forth in Section 2.1(b).
“Surviving Corporation” has the meaning set forth in Section 2.1(a).
“Tax Return” means any report, return, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereto or extension filings thereof.
“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).
Section 1.2Other Definitional Provisions; Interpretation.
(a)The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
(b)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”
(c)Words describing the singular number shall be deemed to include the plural and vice versa; words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
(d)When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available by the Company or the Company’s Representatives to Parent or Parent’s Representatives, or by Parent or Parent’s Representatives to the Company or the Company’s Representatives, respectively (including any information contained in the data room) prior to the date hereof.
(e)References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.
(f)Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.
ARTICLE II
THE MERGER
Section 2.1The Merger.
(a)Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Effective Time, the Company and Sub One shall consummate the Initial Merger, pursuant to which (i) Sub One shall merge with and into the Company and the separate corporate existence of Sub One shall thereupon cease, (ii) the Company shall continue as the surviving corporation and as a direct wholly-owned subsidiary of Parent (the “Surviving Corporation”) following the Initial Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Initial Merger. The Initial Merger shall have the effects set forth in the DGCL and/or the DLLCA.
(b)Subject to the terms and conditions of this Agreement and in accordance with the DGCL and the DLLCA, immediately after the Effective Time and as part of a single integrated transaction with the Initial Merger, the Surviving Corporation and Sub Two shall consummate the Second Merger pursuant to which (i) the Surviving Corporation shall merge with and into Sub Two and the separate corporate existence of the Surviving Corporation shall thereupon cease, (ii) Sub Two shall continue as the surviving company (the “Surviving Company”) and as a direct wholly-owned subsidiary of Parent following the Second Merger and shall continue to be governed by the laws of the State of Delaware, and (iii) all of the properties, rights, privileges, powers and franchises of the Surviving Corporation will vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of the Surviving Corporation will become the debts, liabilities, obligations and duties of the Surviving Company. There shall be no conditions to the Second Merger, other than the consummation of the Initial Merger. Parent and the Merger Subs agree that each of the Merger Subs shall each be treated as an entity disregarded from Parent for federal and applicable state and income tax purposes. The Second Merger shall have the effects set forth in the DGCL and/or DLLCA.
Section 2.2Effective Time.
(a)Subject to the terms and conditions of this Agreement, Parent, Sub One and the Company shall cause a certificate of merger (the “Certificate of First Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA, and shall make all other filings or recordings required by the DGCL and the DLLCA in connection with the Initial Merger. The Initial Merger shall become effective at the time at which the Certificate of First Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of First Merger, and such time is hereinafter referred to as the “Effective Time.”
(b)Immediately after the Effective Time and as part of a single integrated transaction with the Initial Merger, Parent, Sub Two and the Surviving Corporation shall cause a certificate of merger (the “Certificate of Second Merger”) to be filed with the Secretary of State of the State of Delaware as provided in the DGCL and DLLCA, and shall make all other filings or recordings as required by the DGCL and the DLLCA in connection with the Second Merger. The Second Merger shall become effective at the time at which the Certificate of Second Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Second Merger.
Section 2.3Closing. The parties shall cause the closing of the Merger (the “Closing”) to take place at 9:00 a.m., Eastern Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days (or such shorter period of time as remains before 11:59 p.m., New York time, on the Outside Date) after the satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than the conditions that by their nature are to be satisfied at the Closing, subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).
Section 2.4Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such certificate of incorporation and bylaws. The certificate of formation and limited liability company agreement of Sub Two, as in effect immediately prior to the effective time of the Second

Merger, shall at the effective time of the Second Merger be the certificate of formation and limited liability company agreement of the Surviving Company.
Section 2.5Officers of the Surviving Company The officers of Sub Two immediately prior to the effective time of the Second Merger shall from and after the effective time of the Second Merger be the initial officers of the Surviving Company until their successors shall have been duly appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Company’s limited liability company agreement.
ARTICLE III
CONVERSION OF SHARES
Section 3.1Conversion of Shares. At the Effective Time, by virtue of the Initial Merger and without any action on the part of the Company, Parent, the Merger Subs or the holder of any of the following securities:
(a)All outstanding limited liability company interests of Sub One held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.
(b)Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
(c)All shares of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) that are owned by Parent or the Company or any wholly-owned subsidiary of Parent or the Company (other than shares of Company Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(d)Subject to Section 3.1(c), each share of Company Common Stock (including each Restricted Share which shall vest in full upon the Effective Time) issued and outstanding immediately prior to the Effective Time (subject to Section 3.1(c) and Section 3.4) shall be automatically converted into and exchanged for the right to receive: (i) a number of Parent Common Shares equal to $4.521 divided by the greater of (A) the Net Asset Value per Parent Common Share computed no more than 48 hours (excluding Sundays and holidays) before the Closing Date and (B) the Merger Share Price (such number, the “Exchange Ratio”), (ii) $0.226 in cash, and (iii) if the Merger Share Price is less than the Net Asset Value per Parent Common Share computed pursuant to clause (i), a cash payment in an amount equal to the lesser of (A) the Exchange Ratio multiplied by $0.25 and (B) the Exchange Ratio multiplied by the difference between such Net Asset Value per Parent Common Share and the Merger Share Price (collectively (ii) and (iii), the “Cash Consideration”) subject, in the case of clause (i), to payment of cash in lieu of fractional Parent Common Shares as provided in Section 3.3(e) (collectively, the “Merger Consideration”), without interest. As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist and each holder of any such shares of Company Common Stock (subject to Section 3.1(c) and Section 3.4) shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration, to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.3(a), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 3.3(c). Sample computations of the Merger Consideration are included as Schedule 3.1(d) hereto. For the avoidance of doubt, the Cash Consideration payable under clauses (ii) and (iii) of the first sentence of this Section 3.1(d) shall under no circumstance exceed $8.339 million and $3.000 million, respectively, for a maximum aggregate Cash Consideration of $11.339 million.
(e)If, between the date of this Agreement and the Effective Time, the outstanding number of Parent Common Shares shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration payable per share of Company Common Stock, if necessary and without duplication, to reflect such change.
Section 3.2Deposit of Merger Consideration. Prior to the Effective Time, (i) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, certificates representing the number of Parent Common Shares to be issued pursuant to Section 3.1(d) and the payment of any cash payable in lieu of fractional shares pursuant to Section 3.3(e) and (ii) the Investment Adviser shall deposit with the Exchange Agent an amount in cash sufficient to fund the Cash Consideration, in exchange for outstanding shares of Company Common Stock (such cash and certificates for Parent Common Shares being hereinafter referred to as the “Exchange Fund”). No payment made by the Investment Adviser shall be subject to recoupment by the Investment Adviser.
Section 3.3Delivery of Merger Consideration.
(a)As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Company or Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or Book-Entry Shares which were converted into the right to receive the Merger Consideration pursuant to Section 3.1(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates or Book-Entry Shares, as applicable, to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Merger

Consideration as well as any dividends or distributions to be paid pursuant to Section 3.3(c).
(b)Upon proper surrender of a Certificate or Book-Entry Shares, as applicable, for exchange and cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, as applicable, and such Company Common Stock so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate or Book-Entry Share, as applicable, have been converted pursuant to Section 3.1. No interest will be paid or accrued on any cash in lieu of fractional shares payable to the holders of Certificates or Book-Entry Shares.
(c)No dividends or other distributions with respect to Parent Common Shares shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share, in each case unless and until the surrender of such Certificate or Book-Entry Share, as applicable, in accordance with this Article III. After the surrender of any such Certificate or Book-Entry Share, as applicable, in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, the amount of dividends or other distributions which theretofore had become payable with respect to the whole Parent Common Shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.
(d)The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.
(e)Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, as applicable. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share. In lieu of the issuance of any such fractional share, Parent shall pay to each holder of Company Common Stock who otherwise would have been entitled to receive such fractional share an amount in cash (without interest) determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time to be converted into Parent Common Shares) to receive pursuant to Section 3.1 by (ii) the volume weighted average price per share (calculated to the nearest one-thousandth of one cent) for the Parent Common Shares on the NASDAQ for the consecutive period of five trading days concluding at the close of trading on the second trading day immediately preceding the date of the Effective Time, as calculated by Bloomberg Financial LP under the function “VWAP” (the “Parent Share Price”).
(f)Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Parent. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Parent for payment of Merger Consideration and any unpaid dividends and other distributions on the Parent Common Shares deliverable in respect of each former shares of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
(g)Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any Person for any amount delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Parent, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Parent for payment of its claim for Merger Consideration in respect thereof.
(h)The Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Company; provided, however, that any such investments shall be in securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Company and shall be paid to Parent or the Surviving Company, as Parent directs. No investment of the Exchange Fund shall relieve Parent, the Surviving Company or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.
(i)If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Exchange Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.
Section 3.4Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the consideration due to such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and the Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.
Section 3.5Withholding Taxes. Each of the Surviving Company, each Merger Sub, Parent and the Exchange Agent shall be entitled to deduct and withhold from any cash in lieu of fractional Parent Common Shares, cash dividends or other distributions payable pursuant to Section 3.3(c) or any other cash amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (including, for the avoidance of doubt, the Cash Consideration) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 3.6Net Asset Value Calculation. Parent shall provide the Company with a written statement setting forth its calculation of Net Asset Value, including reasonable supporting detail, (a) as of a date mutually agreed between Parent and the Company that is estimated to be seven Business Days prior to the Closing Date, calculated as of such date (provided that Parent agrees to update such calculation in the event that the Closing is subsequently materially delayed and provided further that the board of directors of Parent shall not be required to approve such computation of Net Asset Value) and (b) not later than the Business Day prior to the Closing Date, calculated as of the date that shall be applicable to the calculation of Net Asset Value for purposes of Section 3.1(d). In each case, Parent shall give the Company and its Representatives reasonable access to the individuals who have prepared such calculation and to such information, books, records and work papers as may be reasonably requested in order to assist the Company with its review of such calculation. Parent and the Company shall, and shall cause their respective Representatives to, reasonably cooperate with each other to resolve any disputes over any aspect of the calculation of Net Asset Value. Parent and the Company shall cooperate in good faith following the date of this Agreement to agree on the form of such statement and backup materials.
Section 3.7Conversion of Shares in the Second Merger. All outstanding limited liability company interests of Sub Two held immediately prior to the effective time of the Second Merger shall remain outstanding as limited liability company interests in the Surviving Company and all shares of common stock of the Surviving Corporation shall no longer be outstanding and shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Reports filed by the Company prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any disclosures set forth in any “risk factors” or “forward-looking statements” sections to the extent they are cautionary, predictive or forward-looking in nature) or in the Company Disclosure Letter (provided that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of such disclosure is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and each Merger Sub as follows:
Section 4.1Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has duly elected to be regulated as a

BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect. The Company has made available to Parent a copy of its certificate of incorporation and by-laws, as currently in effect, and the Company is not in violation of any provision of its certificate of incorporation or by-laws.
Section 4.2Capitalization; Subsidiaries.
(a)As of April 28, 2015, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, 37,074,117 of which were issued and outstanding (including 356,555 Restricted Shares), and (ii) 1,000 shares of preferred stock, par value $0.01 per share, no shares of which were issued. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of April 28, 2015, other than pursuant to the Company Benefit Plans (under which there were 356,555 Restricted Shares outstanding), there were no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.
(b)All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens. Section 4.2(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of incorporation for each Subsidiary of the Company.
Section 4.3Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval and adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) at the Company Special Meeting, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger, have been duly authorized by its board of directors and, subject to the receipt of the Company Stockholder Approval and the filing of the Certificate of First Merger and the Certificate of Second Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, subject to the receipt of the Company Stockholder Approval (and assuming due and valid authorization, execution and delivery hereof by the other parties hereto), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.
Section 4.4Consents and Approvals; No Violations. Except for (a) applicable requirements of and filings with the SEC under the Exchange Act, including the Proxy Statement to be mailed to the Company’s stockholders in connection with the Company Special Meeting (the “Proxy Statement”) and a registration statement on Form N-14 in which the Proxy Statement will be included as a prospectus (the “Form N-14”), and declaration of effectiveness of the Form N-14, (b) filings with NASDAQ, (c) the filing of the Certificate of First Merger and the Certificate of Second Merger, (d) applicable requirements under corporation or “blue sky” laws of various states, (e) compliance with the Investment Company Act and (f) any consents, approvals or filings referred to in the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) assuming that the consents, approvals, and filings referred to in the Company Disclosure Letter are duly obtained and/or made, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, (iii) assuming that the consents, approvals, and filings referred to in the Company Disclosure Letter are duly obtained and/or made, violate any Law applicable to the Company or any of its Subsidiaries or (iv) require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of, any federal, state, local or foreign government, court, legislative, executive or regulatory authority, commission, agency or any self-regulatory agency (a “Governmental Entity”); except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.
Section 4.5Reports; Regulatory Matters.
(a)The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2014 (any such documents filed during such period by the Company, the “Company SEC Reports”), and have paid, in each case, all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company SEC Reports (i) complied as to form in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Sarbanes-Oxley Act, the Investment Company Act, the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, to the knowledge of the Company, there are no pending proceedings or investigations of the Company by a Governmental Entity.
(b)Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that currently materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of Company, verbally, since January 1, 2014 by any Governmental Entity that is considering issuing, initiating, ordering or requesting any of the foregoing.
Section 4.6Company Financial Statements; Internal Controls.
(a)Each of the financial statements (including the related notes thereto and the related consolidated schedules of investments) of the Company included in the Company SEC Reports (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (iii) presented fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments) in conformity with GAAP. Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)The Company has in all material respects designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The

Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
Section 4.7No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations disclosed in the Company SEC Reports, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since January 1, 2015, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.
Section 4.8Absence of Certain Changes. Except as contemplated by this Agreement, since January 1, 2015 through the date hereof, the Company (i) has conducted its business in all material respects only in the ordinary course of business consistent with past practice and (ii) has not suffered a Company Material Adverse Effect.
Section 4.9Employee Benefit Plans; ERISA.

(a)Each Company Benefit Plan is listed on Section 4.9(a) of the Company Disclosure Letter, and a true and correct copy of each Company Benefit Plan, related trust agreement or other funding instrument and summary plan description has been made available to Parent. Except to the extent specifically made available to Parent, as of the date hereof there are no amendments to any Company Benefit Plan that have been adopted or approved, nor has the Company or any of its Subsidiaries committed or undertaken to make any such amendments or to adopt or approve any new Company Benefit Plan.
(b)Each Company Benefit Plan has been established, maintained and administered in material compliance with its terms and applicable Laws There are no actions, suits or claims (other than routine claims for benefits) pending, or to the knowledge of the Company, threatened or anticipated with respect to any Company

Benefit Plan which would, individually or in the aggregate, have a Company Material Adverse Effect. Each Company Benefit Plan that is an “employee pension benefit Plan” (as defined in Section 3(2) of ERISA) and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has been adopted under a prototype plan or volume submitter plan approved by the United States Internal Revenue Service and to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Company Benefit Plan.
(c)Neither the Company nor any of its ERISA Affiliates maintains, contributes or has maintained or contributed in the last six (6) years prior to the date hereof to (x) any Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (y) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or (z) a “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.
(d)Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any employee, director, or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. No payment which is or may be made by, from or with respect to any Company Benefit Plan either alone or in conjunction with any other payment, event or occurrence under any Company Benefit Plan, (i) will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code and (ii) will not be fully deductible as a result of Section 162(m) of the Code.
(e)Neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide health or other non-pension benefits to any employee of the Company or any of its Subsidiaries beyond his or her retirement or other termination of employment other than coverage mandated by Law.
Section 4.10Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation (each an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
Section 4.11Compliance with Law.
(a)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act, the Securities Act, and the Exchange Act.
(b)The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act.
(c)No “affiliated person” (as defined under the Investment Company Act) of the Company has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such person has received exemptive relief from the SEC with respect to any such disqualification.
(d)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Company and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Laws applicable to the Company or its Subsidiaries.
Section 4.12Material Contracts.
(a)Section 4.12(a) of the Company Disclosure Letter sets forth a list of each contract to which the Company or any Subsidiary thereof is a party or by which any of their respective properties or assets is bound which, to the knowledge of the Company and as of the date hereof:
(i)contains any covenant expressly limiting the ability of the Company and its Affiliates to (A) engage in a line of business or compete with any Person in a line of business or (B) declare or pay any dividends;
(ii)creates a material partnership, joint venture or similar arrangement that is not entered into in the ordinary course of business;
(iii)relates to indebtedness incurred having a principal amount in excess of $1,000,000;
(iv)obligates the Company or any Subsidiary to conduct any business that is material to the Company on an exclusive basis with any third party;
(v)involves committed expenditures by the Company or any Company Subsidiary in excess of $100,000 in the aggregate on or after the date of this Agreement and that is not terminable by the Company on 90 days’ notice or less; or

(vi)was entered into after January 1, 2015 and relates to the acquisition or disposition by the Company or any Subsidiary of any business or operations involving value in excess of $1,000,000 as to which there are any material ongoing obligations of the Company.
(b)Each contract set forth in Section 4.12(a) of the Company Disclosure Letter and each “material contract” as defined in Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Company Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general principles of equity) and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach by the Company under any Company Material Contract.
Section 4.13Insurance. The Company and its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect and no written notice of cancellation has been received by the Company under such policies.
Section 4.14Taxes. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:
(a)Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due and owing on such Tax Returns have been timely paid. Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.
(b)The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.
(c)There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax

Return of the Company or its Subsidiaries, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.
(d)There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.
(e)Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other person (other than (i) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (ii) agreements with or among the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company or a subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502−6 (or any similar provision of state, local or foreign law), or (ii) as a transferee or successor.
(f)There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company and its Subsidiaries.
(g)In the last five (5) years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.
(h)Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i)The Company made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a “regulated investment company” (a “RIC”). The Company has qualified as a RIC at all times since 2002 and expects to continue to so qualify through the Effective Time. No challenge to the Company’s status as a RIC is pending or has been threatened in writing. The Company has not any time since its inception been liable for, nor is it now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. The Company has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. The Company is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder. All dividends paid by the Company at any time prior to the Closing Date shall have been deductible pursuant to the dividends paid deduction under Section 562 of the Code. The Company is in compliance in all material respects with applicable regulations of the United States Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder.
Section 4.15Investment Assets. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has good title to all securities, indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries and except for liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business (provided such liens do not impair or frustrate the transactions contemplated by this Agreement).
Section 4.16Real Property. The Company does not own any real property. Section 4.16 of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased by the Company or any of its Subsidiaries (the “Company Leased Real Property”). To the knowledge of the Company, the Company and its Subsidiaries have valid leasehold interests in all of the Company Leased Real Property, free and clear of all Liens, except for (a) Liens reflected in the Company SEC Reports, (b) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law in the ordinary course of business and (d) Liens which would not materially interfere with the use of such property or assets by the Company or its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms of all leases relating to the Company Leased Real Property and all such leases are in full force and effect.
Section 4.17Intellectual Property. The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property necessary to conduct the business of the Company and, as applicable, its Subsidiaries, except for any such Intellectual Property rights that, if not possessed by the Company, would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a

Company Material Adverse Effect, to the knowledge of the Company (i) the conduct of the business of the Company and its Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, and as of the date hereof there is no such claim pending or threatened in writing against the Company or any Subsidiary of the Company, and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any Subsidiary of the Company.
Section 4.18Labor Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company or any of its Subsidiaries.
Section 4.19Proxy Statement and Form N-14. The Proxy Statement and Form N-14 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or the Merger Subs for inclusion or incorporation by reference therein.
Section 4.20Board Vote; Company Stockholder Approval; Takeover Statutes. At or prior to the date hereof, the board of directors of the Company, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the Company’s stockholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”). Assuming the accuracy of the representations and warranties of Parent and the Merger Subs in Section 5.24, (i) the Company Stockholder Approval is the only vote of holders of any class of securities of the Company which is required to adopt this Agreement and effect the transactions contemplated hereby and (ii) the board of directors of the Company has taken all action necessary so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company, including the restrictions on business combinations contained in Section 203 of the DGCL will apply with respect to this Agreement or the transactions contemplated hereby, including the Merger. Each holder of shares of Company Common Stock entitled to vote at the Company Special Meeting is entitled to one vote per share.
Section 4.21Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.22Opinion of Financial Advisors. The Company has received the opinion of Morgan Stanley & Co. LLC, dated as of April 28, 2015, to the effect that, as of such date, and based upon and subject to the matters set forth in the opinion, the consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to such stockholders.
Section 4.23No Other Representations. Except for the representations and warranties contained in this Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUBS
Except as disclosed in the Parent SEC Reports filed by Parent prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any disclosures set forth in any “risk factors” or “forward-looking statements” sections to the extent they are cautionary, predictive or forward-looking in nature) or in the Parent Disclosure Letter (provided that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of such disclosure is reasonably apparent on the face of such disclosure), Parent and the Merger Subs jointly and severally represent and warrant to the Company as follows:
Section 5.1Organization. Each of Parent and each Merger Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and each Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has duly elected to be regulated as a BDC pursuant to the Investment Company Act and such election has not been revoked or withdrawn and is in full force and effect. Parent has made available to the Company a copy of the charter and bylaws or other equivalent organizational documents of Parent and the Merger Subs, as currently in effect, and neither Parent nor the Merger Subs are in violation of any provision of its charter or bylaws or other equivalent organizational documents.

Section 5.2Capitalization; Subsidiaries.As of April 28, 2015, the authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.001 per share, 14,898,056 of which were issued and outstanding. All the outstanding shares of Parent’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of April 28, 2015, there were no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interests in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Parent or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Parent is a party with respect to the voting of the capital stock of Parent.
(a)All of the outstanding shares of capital stock or equivalent equity interests of each of Parent’s Subsidiaries are owned of record and beneficially, directly or indirectly, by Parent free and clear of all Liens. Section 5.2 of the Parent Disclosure Letter sets forth, as of the date hereof, the name and jurisdiction of incorporation for each Subsidiary of Parent.
Section 5.3Authorization; Validity of Agreement; Necessary Action. Each of Parent and each Merger Sub has the requisite corporate or other power and authority to execute and deliver this Agreement and, subject to obtaining the approval of the issuance of the Parent Common Shares by at least a majority of the votes cast by holders of Parent Common Shares at the Parent Special Meeting, assuming that a quorum is present (the “Parent Stockholder Approval”), to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Merger Subs of this Agreement, and the consummation by Parent and the Merger Subs of the Merger, have been duly authorized by Parent’s board of directors, and approved and adopted by the sole member of each Merger Sub, and, subject to the receipt of the Parent Stockholder Approval, no other corporate action on the part of Parent or the Merger Subs is necessary to authorize the execution and delivery by Parent and the Merger Subs of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by Parent and the Merger Subs and, subject to the receipt of the Parent Stockholder Approval (and assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and each Merger Sub, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) general principles of equity.
Section 5.4Consents and Approvals; No Violations. Except for (a) applicable requirements of and filings with the SEC under the Exchange Act, including the Proxy Statement and the Form N-14 and declaration of effectiveness of the

Form N-14, (b) filings with the NASDAQ, (c) the filing of the Certificate of First Merger and the Certificate of Second Merger, (d) applicable requirements under corporation or “blue sky” laws of various states, (e) compliance with the Investment Company Act and (f) any consents, approvals or filings referred to in the Parent Disclosure Letter, neither the execution, delivery or performance of this Agreement by Parent and the Merger Subs nor the consummation by Parent and the Merger Subs of the transactions contemplated hereby will (i) violate any provision of the charter or bylaws (or equivalent organizational documents) of Parent or any of its Subsidiaries, (ii) assuming that the consents, approvals and filings referred to in the Parent Disclosure Letter are duly obtained and/or made, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, (iii) assuming that the consents, approvals, and filings referred to in the Parent Disclosure Letter are duly obtained and/or made, violate any Law applicable to Parent or any of its Subsidiaries or (iv) require on the part of Parent or the Merger Subs any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii), (iii) and (iv) for such violations, breaches, defaults, terminations, cancellations or accelerations that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 5.5Reports; Regulatory Matters.
(a)Parent has filed all reports and other documents with the SEC required to be filed or furnished by Parent since January 1, 2014 (any such documents filed during such period by Parent, the “Parent SEC Reports”), and has paid, in each case, all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Parent SEC Reports (i) complied as to form in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Sarbanes-Oxley Act, the Investment Company Act, the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, to the knowledge of the Parent, there are no pending proceedings or investigations by a Governmental Entity.
(b)Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or is subject to any commitment letter or similar undertaking to, any Governmental Entity that currently materially restricts the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Subsidiaries, nor has the Parent or any of its Subsidiaries been advised in writing or, to the knowledge of Parent, verbally, since January 1, 2014 by any Governmental Entity that is considering issuing, initiating, ordering or requesting any of the foregoing.
Section 5.6Parent Financial Statements; Internal Controls.
(a)Each of the financial statements (including the related notes thereto and the related consolidated schedules of investments) of Parent included in the Parent SEC Reports (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (iii) presented fairly in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments) in conformity with GAAP. McGladrey LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Parent has in all material respects designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of Sarbanes-Oxley Act, and (ii)  has disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
Section 5.7No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business, (b) liabilities and obligations disclosed in the Parent SEC Reports, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Parent Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article V, since September 30, 2014, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP.
Section 5.8Absence of Certain Changes. Except as contemplated by this Agreement, since September 30, 2014 through the date hereof, Parent (i) has conducted its business in all material respects only in the ordinary course of business consistent with past practice and (ii) has not suffered a Parent Material Adverse Effect.
Section 5.9Employee Matters. None of Parent or any of its Subsidiaries has any employees.
Section 5.10Litigation. As of the date hereof, there is no Action, pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries (and neither the Parent nor any of its Subsidiaries has received notice of any such Action) or any of their respective properties or assets that would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.
Section 5.11Compliance with Law.
(a)Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries, including, if and to the extent applicable, the Investment Company Act, the Investment Advisers Act, the Securities Act, and the Exchange Act.
(b)Parent has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act.
(c)No “affiliated person” (as defined under the Investment Company Act) of Parent has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such person has received exemptive relief from the SEC with respect to any such disqualification.
(d)Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent and its Subsidiaries (i) are and have been at all times in compliance with the applicable money laundering statutes of all jurisdictions having jurisdiction over the Parent and its Subsidiaries and (ii) have not, directly or indirectly, taken any action that would cause the Parent or its Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act of 1977, or any other anticorruption or anti-bribery Laws applicable to the Parent or its Subsidiaries.

Section 5.12Merger Subs’ Operations. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All of the issued and outstanding limited liability company interests of each Merger Sub is owned by Parent.
Section 5.13Material Contracts.
(a)Section 5.13(a) of the Parent Disclosure Letter sets forth a list of each contract to which Parent, any Subsidiary or either of the Merger Subs is a party or by which any of their respective properties or assets is bound which, to the knowledge of the Parent and as of the date hereof:
(i)contains any covenant expressly limiting the ability of Parent and its Affiliates to (A) engage in a line of business or compete with any Person in a line of business or (B) declare or pay any dividends;
(ii)creates a material partnership, joint venture or similar arrangement that is not entered into in the ordinary course of business;
(iii)relates to indebtedness incurred having a principal amount in excess of $1,000,000;
(iv)obligates Parent or any Subsidiary to conduct any business that is material to Parent on an exclusive basis with any third party; or
(v)was entered into after January 1, 2015 and relates to the acquisition or disposition by Parent or any Subsidiary of any business or operations involving value in excess of $1,000,000 as to which there are any material ongoing obligations of Parent.
(b)Each contract set forth in Section 5.13(a) of the Parent Disclosure Letter and each “material contract” as defined in Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Parent Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and, to the knowledge of Parent, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to (x) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general principles of equity) and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Parent Material Contract by Parent.
Section 5.14Insurance. Parent and its Subsidiaries are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all such insurance policies are in full force and effect and no written notice of cancellation has been received by Parent under such policies.
Section 5.15Taxes. Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:
(a)Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due and owing on such Tax Returns have been timely paid. Each of Parent and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or any comparable provision of any state, local or foreign Laws) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.
(b)The most recent financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of such financial statements.
(c)There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Parent or its Subsidiaries, and, to the knowledge of Parent, neither Parent nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.
(d)There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries, and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any Taxes is currently in force.
(e)Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other person (other than (i) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (ii) agreements with or among Parent or any of its Subsidiaries), and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Parent or a subsidiary of Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502−6 (or any similar provision of state, local or foreign law), or (ii) as a transferee or successor.
(f)There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent and its Subsidiaries.
(g)In the last five (5) years, neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.
(h)Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(i)Parent made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC. Parent has qualified as a RIC at all times since September 30, 2011 and expects to continue to so qualify through the Effective Time. No challenge to Parent’s status as a RIC is pending or has been threatened in writing. Parent has not at any time since its inception been liable for, nor is now liable for, any material income or excise tax pursuant to Sections 852 or 4982 of the Code. Parent has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. Parent is not now and will not be subject to corporate-level taxation on the sale of any assets currently held by it as a result of the application of Section 337(d) of the Code and the regulations thereunder. All dividends paid by Parent at any time prior to the Closing Date shall have been, and are expected to, be deductible pursuant to the dividends paid deduction under Section 562 of the Code. Parent is in compliance in all material respects with applicable regulations of the United States Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder.
Section 5.16Investment Assets. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has good title to all securities, indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, indebtedness or other financial instruments, as applicable, are pledged in the ordinary course of business consistent with past practice to secure obligations of Parent or its Subsidiaries and except for liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business (provided such liens do not impair or frustrate the transactions contemplated by this Agreement).

Section 5.17Real Property. None of Parent or any of its Subsidiaries owns or leases any real property.
Section 5.18Intellectual Property. Parent and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property necessary to conduct the business of Parent and, as applicable, its Subsidiaries, except for any such Intellectual Property rights that, if not possessed by Parent, would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, to the knowledge of Parent (i) the conduct of the business of Parent and its Subsidiaries, as currently conducted, does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, and as of the date hereof there is no such claim pending or threatened in writing against Parent or any Subsidiary of Parent, and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by Parent or any Subsidiary of Parent.
Section 5.19 Reserved.
Section 5.20Proxy Statement and Form N-14. None of the information supplied by Parent or the Merger Subs for inclusion in the Proxy Statement or the Form N-14 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.21Board Vote; Parent Stockholder Approval. At or prior to the date hereof, the board of directors of Parent, at a meeting duly called and held, has, by unanimous vote of all directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Parent Common Shares in connection therewith, are advisable, fair to and in the best interest of Parent’s stockholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger and the issuance of the Parent Common Shares in connection therewith, and (c) resolved to recommend that the stockholders of Parent approve the issuance of the Parent Common Shares in connection with the Merger (the “Parent Recommendation”). Each holder of Parent Common Shares entitled to vote at the Parent Special Meeting is entitled to one vote per share. At or prior to the date hereof, the sole member of each of the Merger Subs has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interest of the sole member of each the Merger Sub, and (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, and such approval and adoption is the only approval of holders of any class of securities of the Merger Subs which is required to adopt this Agreement and effect the transactions contemplated hereby.
Section 5.22Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Keefe, Bruyette & Woods, Inc. and SunTrust Robinson Humphrey, Inc., the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries, including the Merger Subs.
Section 5.23Share Ownership. To the knowledge of Parent, none of Parent, the Merger Subs or any of their respective Affiliates owns (beneficially, of record or otherwise) any shares of Company Common Stock.
Section 5.24Interested Stockholder. None of Parent, the Merger Subs or their respective Affiliates is or ever has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company.
Section 5.25No Arrangements with Management or Stockholders. Other than this Agreement and as set forth on Section 5.25 of the Parent Disclosure Letter, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings, whether written or oral, between Parent or the Merger Subs or any of their Affiliates, on the one hand, and (i) any member of the Company’s management or board of directors or (ii) any stockholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.
Section 5.26Investment Adviser and Administrator. The Investment Adviser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. PennantPark Investment Administration, LLC (the “Administrator”) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Investment Adviser is duly registered with the SEC as an investment adviser under the Investment Advisers Act and is not prohibited by such act or the Investment Company Act from acting as the investment adviser of Parent as contemplated by the Parent SEC Reports. There does not exist any proceeding or, to the knowledge of Parent, any facts or circumstances the existence of which would be reasonably adversely affect the registration of the Investment Adviser with the SEC or the ability of the Investment Adviser to perform its obligations under its investment advisory agreement with Parent. There is no action, suit or proceeding or, inquiry or investigation before or brought by any court, governmental agency or body, domestic or foreign, now pending, or, to the knowledge of Parent, threatened, against or affecting either the Investment Adviser or the Administrator, which is required to be disclosed in the Parent SEC Reports or which would reasonably be expected to result in a Parent Material Adverse Effect.
Section 5.27Sufficient Funds. Parent and the Investment Adviser collectively have (or will have at Closing) available to them all funds necessary to fund the Cash Consideration and their obligation to fund the Cash Consideration is not dependent or conditional upon the receipt of financing (whether debt or equity) from any third party.
Section 5.28Investigation by Parent and the Merger Subs. Each of Parent and each Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and each Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and each Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and each Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in Article IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or the Merger Subs or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or the Merger Subs with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or each Merger Sub or their Representatives in any “data room,” confidential information memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article IV.
ARTICLE VI

COVENANTS
Section 6.1Interim Operations of the Company.
(a)During the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of Parent (which may be via e-mail from the person named under Section 9.3 to receive notices on behalf of Parent hereunder), which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course and use reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and employees, maintain in effect all material licenses and permits required to carry on their respective businesses, maintain in effect any exemptive orders or exemptive relief which they have received from the SEC and which are currently in effect and preserve their material business relationships; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.
(b)Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of Parent (which may be via e-mail from the person named under Section 9.3 to receive notices on behalf of Parent hereunder), which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as required, contemplated or permitted by this Agreement or (iv) as set forth in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:
(i)except for Company Common Stock to be issued or delivered pursuant to equity awards outstanding on the date hereof or pursuant to the Company Benefit Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Company Common Stock outstanding on the date hereof;
(ii)except pursuant to the Company Benefit Plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Company Common Stock;
(iii)split, combine, subdivide or reclassify any Company Common Stock or declare, set aside for payment or pay any dividend (whether in cash, stock or property, or any combination thereof) in respect of any Company Common Stock or otherwise make any payments to stockholders in their capacity as such;
(iv)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;
(v)other than in the ordinary course of business, acquire, sell, lease or dispose of any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole, to any Person other than a wholly-owned Subsidiary;
(vi)enter into any new line of business;
(vii)other than in the ordinary course of business, redeem, repurchase, prepay, defease, incur or otherwise acquire any indebtedness for borrowed money, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement have the economic effect of any of the foregoing, in each case, in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness;
(viii)make any investment or loan (other than any unfunded commitments existing as of the date hereof) either by purchase of stock or securities or otherwise, contributions to capital, property transfers, or purchase of any property or assets of any other individual, Person or other entity (other than a Subsidiary);
(ix)except as may be required under any Company Benefit Plan or as provided for in this Agreement, grant any increase in, take any action to accelerate the vesting or payment or fund or in any other way secure the payment of, the compensation and benefits of any of the Company’s directors, officers, consultants or key employees, enter into any employment or severance agreement with any such director, officer, consultant or key employee, or adopt, terminate or materially amend any Company Benefit Plan;
(x)make any material change in any of the tax or financial accounting principles, practices or methods used by the Company unless required by GAAP or applicable Law
(xi)amend any material Tax Return of the Company, make, revoke or amend any material Tax election of the Company, or settle or compromise any material Tax liability or refund of the Company;
(xii)directly or indirectly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify or not be subject to tax as a RIC; provided, however, on or before the Closing Date, the Company shall declare and pay a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of the Company’s investment company taxable income (computed without regard to any deduction for dividends paid), if any, any prior year shortfall as determined under Section 4982(b)(2) of the Code, plus the excess, if any, of its interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for all taxable periods or years ending on or before the Closing Date, and all of its net capital gains realized (after reduction for any capital loss carry forward), if any, in all taxable periods or years ending on or before the Closing Date;
(xiii)incur any capital expenditures;
(xiv)enter into any contract, agreement, commitment or arrangement whereby the obligation or liability imposed on the Company or any of its Subsidiaries under such contract, agreement, commitment or arrangement would exceed $50,000, or whereby such contract, agreement, commitment or arrangement would otherwise constitute a Company Material Contract, or amend any contract, agreement, commitment or arrangements in existence on the date hereof that, after giving effect to such amendment, would impose an obligation or liability on the Company or any of its Subsidiaries under such contract, agreement, commitment or arrangement in excess of $50,000 or constitute a Company Material Contract;
(xv)other than in the ordinary course of business, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract;
(xvi)commence or settle any material claim, suit, action or proceeding;
(xvii)except as contemplated by this Agreement, amend the certificate of incorporation or by-laws of the Company or similar governing documents of any of its subsidiaries; or
(xviii)enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Section 6.2Interim Operations of Parent.
(a)During the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as contemplated or permitted by this Agreement or (iv) as set forth in the Parent Disclosure Letter, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, keep available the services of its current officers and employees, maintain in effect all material licenses and permits required to carry on their respective businesses, maintain in effect any exemptive orders or exemptive relief which they have received from the SEC and which are currently in effect and preserve their material business relationships; provided, however, that no action by Parent or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.
(b)Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) with the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) as required, contemplated or permitted by this Agreement or (iv) as set forth in the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)except (A) for shares of Parent’s capital stock to be issued or delivered pursuant to options outstanding on the date hereof, pursuant to the Parent Benefit Plans, (B) as provided for in Parent’s dividend reinvestment plan and (C) issuances of Parent Common Shares at a price per share at or above the Parent’s then current Net Asset Value per Parent Common Share in one or more underwritten offerings for cash, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of Parent or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of Parent or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of Parent or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of Parent or any of its Subsidiaries, or (ii) any other securities of Parent or any of its Subsidiaries in respect of, in lieu of, or in substitution for, capital stock outstanding on the date hereof;
(ii)split, combine, subdivide or reclassify any Parent Common Shares or declare, set aside for payment or pay any dividend (whether in cash, stock or property, or any combination thereof) in respect of any Parent Common Shares or otherwise make any payments to stockholders in their capacity as such, other than dividends by a wholly-owned Subsidiary of Parent or regular quarterly dividends in the ordinary course of business consistent with past practice, and special dividends in such amounts as determined by the Parent’s board of directors in its sole discretion (but not to exceed Parent’s undistributed net investment income at the time of such dividend), in each case, on the Parent Common Shares;
(iii)acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or assets or properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, if such transaction would reasonably be expected to prevent or materially delay the consummation of the Merger;
(iv)enter into any new line of business;
(v)commence or settle any material claim, suit, action or proceeding;
(vi)take any action that would, or would reasonably be expected to, (i) result in the failure of any condition set forth in Article VII or (ii) prevent, materially delay or materially impede the consummation of the Merger and/or the other transactions contemplated by this Agreement;

(vii)directly or indirectly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause Parent to fail to qualify or not be subject to tax as a RIC;
(viii)make any material change in any of the tax or financial accounting principles, practices or methods used by the Parent unless required by GAAP or applicable law;
(ix)except as contemplated by this Agreement, amend the charter or bylaws or similar organizational documents of the Parent or Merger Subs;
(x)take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any Governmental Entity or the expiration of any waiting period under applicable antitrust laws required to consummate the transactions contemplated by this Agreement; or
(xi) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Section 6.3Access to Information.
(a)Upon reasonable notice, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of the other party reasonable access, in a manner not disruptive to the operations of its and its Subsidiaries’ business, during normal business hours and upon reasonable notice throughout the period prior to the earlier of the Effective Time and the termination of this Agreement, to its and its Subsidiaries’ properties, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning its and its Subsidiaries’ business as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to disclose any information to the other party if such disclosure would, in the reasonable judgment of the Company or Parent, as applicable, (i) cause significant competitive harm to it or its Subsidiaries or portfolio companies if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which it or any of its Subsidiaries or portfolio companies is a party or (iii) jeopardize any attorney-client or other privilege or trade secret protection. If any of the information or material furnished pursuant to this Section 6.3 includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company or any of its Subsidiaries that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and the joint defense doctrine.
(b)The Company and Parent will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement.
(c)Parent hereby agrees that the confidentiality agreement, dated February 9, 2015, between the Company and the Adviser shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder. Company hereby agrees that the confidentiality agreement, dated April 7, 2015 (together with the confidentiality agreement referenced in the previous sentence, the “Confidentiality Agreement”), between Parent and the Company shall apply with respect to information furnished by Parent, its Subsidiaries, the Adviser and Parent’s officers, employees and other Representatives hereunder.
Section 6.4Acquisition Proposals.
(a)Subject to the provisions of this Section 6.4, the Company will not, and will cause its Subsidiaries not to, and will instruct the Company’s and its Subsidiaries’ respective officers, directors, employees and other Representatives not to, (i) initiate or solicit or knowingly encourage any inquiries with respect to, or the making of, any Acquisition Proposal or (ii) except as permitted below, (A) engage in negotiations or discussions with or provide any information or data to, any Person relating to an Acquisition Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.4(b)). The Company shall, and shall direct each of its Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent or Merger Subs) conducted heretofore with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto.
(b)Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives a bona fide Acquisition Proposal that is not received in violation of this Section 6.4, the Company and its board of directors may participate in discussions or negotiations with, or furnish any information to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if the Company’s board of directors determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to the Company a

Superior Proposal and that failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties; provided, however, that, prior to providing any nonpublic information to such Person, the Company shall have entered into a confidentiality agreement with such Person on terms that are substantially similar to the confidentiality provisions of the Confidentiality Agreement between the Company and the Adviser and that any nonpublic information concerning the Company and its Subsidiaries provided to such Person, to the extent not previously provided to Parent, is promptly provided to Parent. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.
(c)The Company will promptly (and in any event within 48 hours) notify Parent of the receipt by the Company of any Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. The Company will (subject to the fiduciary duties of the board of directors) keep Parent reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.
(d)The board of directors of the Company may, at any time prior to obtaining the Company Stockholder Approval, (i) approve, endorse or recommend a Superior Proposal or enter into a definitive agreement with respect to a Superior Proposal or (ii) modify or amend in a manner adverse to Parent or withdraw the Company Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”), provided that (x) prior to such Change in Recommendation, the board of directors of the Company determines, in good faith (after consultation with its counsel), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) such Change in Recommendation is in connection with a Superior Proposal.
(e)Notwithstanding anything to the contrary contained in this Agreement, the Company may not terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal unless (i) it notifies Parent in writing of its intention to take such action at least three (3) Business Days prior to taking such action, specifying the material terms of any applicable Superior Proposal and identifying the Person(s) making such Superior Proposal, (ii) Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within such three (3) Business Day period, irrevocable adjustments in the terms and conditions of this Agreement that the board of directors of the Company determines, in good faith after consultation with its counsel and financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal and (iii) the Company is not in material breach of this Section 6.4.
Section 6.5Employee Matters. The Company shall cause the employment or services of all employees of the Company and its Subsidiaries to be terminated immediately prior to the Effective Time; provided, however, that such termination shall be contingent upon the Effective Time occurring. Upon the Effective Time, the cash severance payments and benefits provided under the applicable Company Benefit Plans (based on a termination without “cause” or “qualifying termination” as applicable) shall be paid in full in a lump sum to each employee of the Company and its Subsidiaries and to any former employee of the Company and its Subsidiaries who is receiving severance payments and/or benefits that have not been previously paid in full as of the Effective Time (collectively the “Affected Employees”), with the amount in respect of health, dental, vision and hospitalization benefits to equal the full premium amount for such benefits for the applicable coverage period plus the amount necessary so that after the payment of all income and employment taxes, the Affected Employee retains the full aggregate premium amount (with such amounts determined in a manner consistent with the methodology used in the summary of such payments previously provided by the Company to Parent); provided, however, that any and all payments to be made under this Section 6.5 shall be made in accordance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder. Parent and the Company agree to cooperate during the period between the date of this Agreement and the Closing Date to assist the Affected Employees in obtaining post-Closing health, dental, vision and hospitalization benefits, which benefits, for the avoidance of doubt, shall be the exclusive expense of each such Affected Employee. Parent is externally-managed and therefore has no employees and is not capable of hiring employees. The Investment Adviser intends to meet with employees of the Company to discuss potential employment opportunities with the Investment Adviser. The parties acknowledge and agree that the Merger shall constitute a “change of control” within the meaning of each Company Benefit Plan.

Section 6.6Reserved.
Section 6.7Reserved.
Section 6.8Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be in a form reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective controlled Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change in Recommendation (including in connection with any press release or public announcement relating to such Change in Recommendation).

Section 6.9Directors’ and Officers’ Insurance and Indemnification.
(a)From and after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served at the Company’s request as a director, officer, member, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, promptly advance expenses as incurred to the fullest extent permitted by Law; provided, however, that the Indemnified Party to whom expenses are advanced shall undertake to repay such advanced expenses to the Parent and the Surviving Company , if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification pursuant to this Section 6.9(a). The limited liability company agreement of the Surviving Company shall contain the provisions with respect to indemnification and advancement of expenses set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement (subject to any applicable distinctions between the DGCL and the DLLCA), which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties.
(b)Parent and the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including the policies listed on Section 6.9 of the Company Disclosure Letter) maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that Parent and the Surviving Company may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties and provided, further, that in no event shall Parent and the Surviving Company be required to pay annual premiums for insurance under this Section 6.9(b) in excess of 300% of the last annual premium paid by the Company prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary liability insurance (the “Maximum Premium”), it being understood that if such terms and conditions cannot be obtained or can be obtained only by paying an annual premium in excess of the Maximum Premium, Parent shall only be required to obtain as much similar insurance as may be obtained for such Maximum Premium. At the Company’s option, the Company may purchase prior to the Effective Time a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (including the policies listed on Section 6.9 of the Company Disclosure Letter) maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If the Company does not elect to purchase a prepaid “tail” policy, Parent may, at its option, at or after the Effective Time, purchase a “tail” policy. If such “tail” prepaid policy has been obtained by the Company (or Parent pursuant to the preceding sentence) prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for insurance hereunder.
(c)Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.9.
(d)The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Company, any other indemnification arrangement, the DGCL or otherwise.
(e)This Section 6.9 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Subs, the Company and the Surviving Company. Parent hereby guarantees the payment and performance by the Surviving Company of the indemnification and other obligations pursuant to this Section 6.9 and the limited liability company agreement of the Surviving Company.
(f)In the event that Parent, the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Company or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.9.
Section 6.10Proxy Statement; Special Meetings.
(a)The Company shall, in accordance with applicable Law and its certificate of incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof, for the purpose of considering the adoption of this Agreement and the approval of the Merger. The Company shall, subject to a Change in Recommendation in accordance with Section 6.4, use its reasonable best efforts to obtain the Company

Stockholder Approval at the Company Special Meeting; provided, however that if the Company’s board of directors effects a Change in Recommendation, the Company may cease to use such efforts. A Change in Recommendation effected in accordance with the provisions of Section 6.4 will not constitute a breach by the Company of this Agreement. The Company shall, upon the request of Parent, adjourn the Company Special Meeting on one or more occasions to the extent necessary to solicit additional proxies in favor of adoption of this Agreement for such time period as determined by Parent; provided that (i) such adjournment shall not exceed 15 days for each such adjournment and (ii) no such adjournment shall be permitted if the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement sufficient to adopt this Agreement and approve the Merger.  Once a record date has been chosen for the Company Special Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) unless required to do so by the DGCL.
(b)Parent shall, in accordance with applicable Law and its charter and bylaws, duly call, give notice of, convene and hold a special meeting of Parent’s stockholders (including any adjournment or postponement thereof, the “Parent Special Meeting”) as soon as practicable following the date hereof, for the purpose of considering the approval of the issuance of Parent Common Shares in connection with the transactions contemplated by this Agreement. Parent shall use its reasonable best efforts to obtain the Parent Stockholder Approval at the Parent Special Meeting. Unless otherwise agreed to in writing by the Company, the proposal to issue Parent Common Shares in connection with the transactions contemplated by this Agreement, shall be submitted to the stockholders of Parent at the Parent Special Meeting for the purpose of approving such proposal. Parent shall, upon the request of the Company, and may, if the Company does not make such request, adjourn the Parent Special Meeting on one or more occasions to the extent necessary to solicit additional proxies in favor of adoption of this Agreement for such time period as determined by the Company; provided that (i) such adjournment shall not exceed 15 days for each such adjournment and (ii) no such adjournment shall be permitted if Parent shall have received an aggregate number of proxies voting to approve the issuance of Parent Common Shares in the Merger sufficient to approve such proposal.  Once a record date has been chosen for the Parent Special Meeting, Parent shall not change such record date or establish a different record date without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) unless required to do so by the Maryland General Corporation Law.
(c)As soon as practicable following the date hereof (but in no case later than 30 days after the date hereof), Parent and the Company shall cooperate to prepare and file with the SEC the Form N-14 and furnish the information required to be provided to the stockholders of Parent and the Company pursuant to the DGCL and any other applicable Laws. Each of Parent and the Company shall furnish all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form N-14. Subject to a Change in Recommendation, the Proxy Statement included in the Form N-14 shall include the Company Recommendation and the Parent Recommendation.

(d)Notwithstanding anything to the contrary set forth in this Agreement, the Company may, from time to time, adjourn the Company Special Meeting, including to solicit additional proxies in favor of the Agreement or to ensure that any supplement or amendment to the Proxy Statement or the Form N-14 is provided to the stockholders of the Company sufficiently in advance of the vote to be held at such meeting.
Section 6.11Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, authorizations, licenses, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and obtain from third parties all waivers, consents, approvals and authorizations that are necessary or advisable in connection with the consummation of the transactions contemplated hereby; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) any applicable competition, antitrust or investment Laws and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limiting this Section 6.11, Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Outside Date), including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Surviving Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Surviving Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing.
Section 6.12Merger Subs and Surviving Company. Parent will take all actions necessary to (a) cause each of the Merger Subs and the Surviving Company to perform promptly their respective obligations under this Agreement, (b) cause each of the Merger Subs to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, the Merger Subs shall not conduct any business, make any investments or incur or guarantee any indebtedness.
Section 6.13Takeover Statute. If any “fair price,” “moratorium,” “business combination,” “control share acquisition,” “interested person,” “interested stockholder” or other form of anti-takeover statute or regulation shall become applicable to this Agreement or the transactions contemplated hereby, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that this Agreement and the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on this Agreement and the transactions contemplated hereby.
Section 6.14 Listing of Parent Common Shares. Parent shall use its reasonable best efforts to cause the Parent Common Shares to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event prior to the Effective Time.
Section 6.15Rule 16b-3. The Company and Parent shall each take such steps as may be necessary or advisable to cause dispositions of Company equity securities (including derivative securities) and acquisitions of Parent Common Shares pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.16Dividends.
(a)From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1,

none of the Company, Parent or the Merger Subs shall make, declare or set aside any dividend or other distribution to its respective stockholders or members without the prior written consent of the Company (in the case of Parent or the Merger Subs) or Parent (in the case of the Company); provided, however, that the written consent of the other party shall not be required for the authorization and payment of dividends on the Parent Common Shares as permitted by Section 6.2(b).
(b)Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of the Company and Parent, as applicable, shall be permitted to declare and pay a dividend to its stockholders in an amount and at such time as may be required in order for such party to continue to qualify as a RIC, following reasonable consultation with the other party.
Section 6.17Control of Operations. Nothing contained in this Agreement shall give Parent or the Merger Subs, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 6.18Parent Board of Directors. Parent shall take all actions that are required to cause two members of the Company’s board of directors, as mutually agreed between the Company and Parent, to be appointed as directors of Parent, with Richard Neu being appointed as a Class II director with a term expiring at the 2016 annual meeting of Parent’s stockholders and Kenneth O’Keefe being appointed as a Class III director with a term expiring at the 2017 annual meeting of Parent’s stockholders, in each case, effective as of the Effective Time.
ARTICLE VII

CONDITIONS
Section 7.1Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and the Merger Subs, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and the Merger Subs, if permissible under applicable Law) of the following conditions:
(a)the Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained;
(b)the consummation of the Merger shall not then be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents consummation of the Merger; and

(c)the Form N-14 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form N-14 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
Section 7.2Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Merger Subs) of the following further conditions:
(a)(i) the representations and warranties of the Company set forth in Section 4.2(a) shall be true and accurate (except for any de minimis inaccuracies) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), (ii) the representations and warranties of the Company set forth in Sections 4.3, 4.7 and 4.21 shall be true and accurate both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) and (iii) all other representations and warranties of the Company set forth in this agreement shall be true and accurate in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period) except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate with all other failures of such representations and warranties to be true or correct, have a Company Material Adverse Effect;
(b)the Company shall have performed or complied in all material respects with its obligations and covenants hereunder required to be performed or complied with by it at or prior to the Closing;
(c)Parent shall have received a certificate signed by an executive officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
(d)since the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstance(s) shall have occurred, arisen or come into existence or first become known to Parent, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all such other fact(s), change(s), event(s), development(s) or circumstance(s), a Company Material Adverse Effect; provided that information as and to the extent set forth in any Company SEC Report filed after January 1, 2015 and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward-looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward-looking statements” to the extent they are primarily predictive or forward looking in nature) shall be deemed to have been known by the Parent as of the date of this Agreement; and
(e)there shall not be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction, nor shall any such Governmental Entity have stated its intention (which has not subsequently been rescinded) to the Company, Parent or the Merger Subs to commence, any suit, action or proceeding against the Parent, the Merger Subs or the Company (provided that Parent or the Merger Subs shall have notified the Company in writing promptly of any such statement, which notice shall include a reasonably detailed description of the statement and related context), or otherwise in connection with the Merger, (i) seeking to make illegal, restrain, prohibit or delay the making or consummation of the Merger, (ii) seeking to make illegal, restrain or prohibit the ownership or operation by the Parent, the Company or any of their respective Subsidiaries or affiliates, of all or any material portion of the businesses or assets of the Parent or any of its affiliates, on the one hand, or the Company, on the other hand, as a result of or in connection with the Merger, (iii) seeking to make illegal, restrain, prohibit or impose material limitations on the ability of Parent or the Merger Subs effectively to acquire, hold or exercise full rights of ownership of the Company, or (iv) which otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.3Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:
(a)the representations and warranties of Parent and the Merger Subs set forth in Section 5.2(a) shall be true and accurate (except for de minimis inaccuracies) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), (ii) the representations and warranties of Parent and the Merger Subs set forth in Sections 5.3 and 5.22 shall be true and accurate both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period) and (iii) all other representations and warranties of Parent and the Merger Subs set forth in this agreement shall be true and accurate in all respects (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) both when made and as of the Closing Date as if made at and as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period) except where the failure of such representations and warranties to be so true and accurate would not, individually or in the aggregate, have a Parent Material Adverse Effect;
(b)each of Parent and each Merger Sub shall have performed or complied in all material respects with all of the respective obligations and covenants hereunder required to be performed or complied with by Parent or the Merger Subs, as the case may be, at or prior to the Closing;
(c)the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied, and setting forth the Net Asset Value of Parent for purposes of Section 3.1(d); and
(d)since the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstance(s) shall have occurred, arisen or come into existence or first become known to the Company, or any worsening thereof (only to the extent of such worsening), and which has had or would reasonably be expected to have, individually or in the aggregate with all such other fact(s), change(s), event(s), development(s) or circumstance(s), a Parent Material Adverse Effect; provided that information as and to the extent set forth in any Parent SEC Report filed after January 1, 2015 and publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward-looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward-looking statements” to the extent they are primarily predictive or forward looking in nature) shall be deemed to have been known by the Company as of the date of this Agreement.
Section 7.4Frustration of Closing Conditions. None of the Company, Parent or the Merger Subs may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.11.
ARTICLE VIII

TERMINATION
Section 8.1Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval of this Agreement:

(a)by the mutual written agreement of the Company and Parent.
(b)by either the Company or Parent:
(i)if the Merger shall not have occurred on or prior to January 28, 2016 (the “Outside Date”); provided however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to perform or comply with the covenants and agreements of such party set forth in this Agreement has been the proximate cause of the failure of the Merger to occur on or prior to such date;
(ii)if any Governmental Entity having jurisdiction over the Company, Parent or the Merger Subs shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or other action in accordance with Section 6.11;
(iii)if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval and adoption of this Agreement was taken; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(b)(iii) if the Company has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Stockholder Approval at the Company Special Meeting, or at any adjournment or postponement thereof; or
(iv)if the Parent Stockholder Approval shall not have been obtained at the Parent Special Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval and adoption of this Agreement was taken; provided, however, that the Parent may not terminate this Agreement pursuant to this Section 8.1(b)(iv) if the Parent has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Parent Stockholder Approval at the Parent Special Meeting or at any adjournment or postponement thereof.
(c)by the Company:
(i)if Parent or either Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured, in all material respects, within twenty (20) days after the giving of written notice to Parent (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under this Agreement required to be performed by it at or prior to the Closing; or
(ii)prior to obtaining the Company Stockholder Approval, and subject to the terms and conditions of Section 6.4(e), in order to accept a Superior Proposal.
(d)By Parent:
(i)if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, (A) would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b) (assuming that the date of such determination is the Closing Date) and (B) cannot be or has not been cured, in all material respects, within twenty (20) days after the giving of written notice to Parent (or, if less than twenty (20) days prior to the Outside Date, prior to the Outside Date); provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Parent if it or either Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(ii)if the Company’s board of directors shall have effected a Change in Recommendation.
Section 8.2Effect of Termination.
(a)In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall terminate and become void and have no effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Parties, provided that Section 6.3(c), this Section 8.2, Section 9.8, Section 9.9, Section 9.10 and Section 9.14 shall survive the termination of this Agreement and provided, further, the Confidentiality Agreement shall survive any such termination in accordance with its terms. Nothing contained in this Section 8.2 shall relieve Parent, either Merger Sub or the Company from liability for any breach of this Agreement, or as provided for in the Confidentiality Agreement.
(b)If this Agreement is terminated:
(i)by the Company pursuant to Section 8.1(c)(ii);

(ii) by Parent pursuant to Section 8.1(d)(ii); or
(iii)by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (A) (I) in the case of Section 8.1(b)(i), there has been publicly disclosed prior to the Outside Date an Acquisition Proposal which is not withdrawn prior to the time of such termination or (II) in the case of Section 8.1(b)(iii), there has been publicly disclosed prior to the time of the Company Special Meeting an Acquisition Proposal which is not withdrawn prior to the time of the Company Special Meeting and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to a transaction pursuant to any Acquisition Proposal, which transaction is later consummated, then the Company shall pay to Parent a termination fee of $7 million in cash (the “Company Fee”), concurrently with any termination pursuant to Section 8.1(c)(ii), and within two (2) Business Days after the consummation of the transaction contemplated by Section 8.2(b)(iii) or any termination by Parent pursuant to Section 8.1(d)(ii), as applicable; provided, that, solely for the purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references in such definition to 25% shall be changed to 50%.
(c)If this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iv), then Parent shall pay to the Company a termination fee of $7 million in cash (the “Parent Fee”) on the date of any such termination.
(d)All payments contemplated by this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the applicable party and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes. The parties hereto agree that in no event shall the Company or Parent be required to pay the Company Fee or Parent Fee, as the case may be, on more than one occasion.
(e)The Company and Parent acknowledge that each of the Company Fee and the Parent Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the other party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Subject to Section 9.12 and Section 8.2(a), (i) Parent and the Merger Subs
acknowledge and agree that, in circumstances in which the Company Fee is payable, receipt of the Company Fee shall be the sole and exclusive remedy for money damages of Parent and the Merger Subs against the Company, and shall in all cases be the sole and exclusive remedy against any of the Company’s officers, employees, stockholders, Representatives, agents or advisors (collectively, the “Company Covered Persons”), and upon payment of the Company Fee, none of the Company nor any Company Covered Persons, as the case may be, shall have any further monetary liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, and

(ii) the Company acknowledges and agrees that, in the circumstances in which the Parent Fee is payable, receipt of the Parent Fee shall be the sole and exclusive remedy for damages of the Company against Parent and the Merger Subs, and shall in all such cases be the sole and exclusive remedy for money damages of the Company against Parent and the Merger Subs, and shall in all cases be the sole and exclusive remedy against any of Parent’s or the Merger Subs’ officers, employees, stockholders, members, Representatives, agents or advisors (collectively, the “Parent Covered Persons”), and upon payment of the Parent Fee under such circumstances, none of Parent, the Merger Subs, nor any of the Parent Covered Persons, as the case may be, shall have any further monetary liability or obligations relating to or arising out of this Agreement or the transactions contemplated hereby.
ARTICLE IX

MISCELLANEOUS
Section 9.1Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s stockholders hereunder without the approval of such stockholders.
Section 9.2Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.
Section 9.3Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first‑class postage prepaid), addressed as follows:
(a)if to Parent, Sub One or Sub Two, to:

PennantPark Floating Rate Capital Ltd.
590 Madison Avenue
15th Floor
New York, New York 10022

Telephone: (212) 905-1000
Facsimile: (212) 905-1075
Attention: Arthur H. Penn

with a copy (which shall not constitute notice) to:

Dechert LLP
1900 K Street N.W.
Washington, DC 20006
Telephone: (202) 261-3300
Facsimile: (202) 261-3333
Attention: Thomas J. Friedmann
William J. Tuttle

(b)if to the Company, to:
MCG Capital Corporation
1001 19th Street North, 10th Floor
Arlington, VA 22209
Telephone: (703) 247-7552
Facsimile: (866) 301-3095
Attention: Tod K. Reichert

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000
Facsimile: (212) 403-2000
Attention: David E. Shapiro
Jenna E. Levine

(c)if to the Investment Adviser, to:
PennantPark Investment Advisers, LLC
590 Madison Avenue
15th Floor
New York, New York 10022
Telephone: (212) 905-1000
Facsimile: (212) 905-1075
Attention: Arthur H. Penn

with a copy (which shall not constitute notice) to:

Dechert LLP
1900 K Street N.W.
Washington, DC 20006
Telephone: (202) 261-3300
Facsimile: (202) 261-3333
Attention: Thomas J. Friedmann
William J. Tuttle

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.
Section 9.4Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for the purposes of any sections of this Agreement to which such section relates and any other sections of this Agreement to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other sections of this Agreement. The inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
Section 9.5Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.
Section 9.6Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Article III (which, from and after the Effective Time, shall be for the benefit of the holders of the Company Common

Stock) and Sections 6.5 and 6.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided that the Indemnified Parties and the Insured Parties shall have the right to seek specific performance and pursue monetary damages in the event of Parent’s or the Surviving Company’s breach of Section 6.9. The representations and warranties set forth in Articles IV and V and the covenants and agreements set forth in Article VI have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified in certain instances by references to the Company Disclosure Letter or the Parent Disclosure Letter, which contain certain disclosures not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by the stockholders of, or other investors in, the Company or Parent.
Section 9.7Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 9.8Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Section 9.9Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Chosen Court and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by Chosen Court in any other court or jurisdiction.
Section 9.10WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9.10.

Section 9.11Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 9.12Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where Parent and the Merger Subs are obligated to consummate the Merger and the Merger has not been consummated and Parent Stockholder Approval has been obtained, Parent and the Merger Subs expressly acknowledge and agree that the Company and its stockholders shall have suffered irreparable harm, that monetary damages may be inadequate to compensate the Company its stockholders, and that the Company on behalf of itself and its stockholders shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to enforce specifically Parent’s and Merger Subs’ obligations to consummate the Merger. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each party irrevocably waives any rights it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 9.13Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
Section 9.14Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the transactions contemplated hereby is consummated, except that all fees paid in respect of any regulatory filing shall be borne by Parent and all fees paid in respect of the preparation, filing and mailing of the Proxy Statement and the Form N-14 and the conduct of the special meetings shall be shared equally between the parties.

Section 9.15Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
Section 9.16Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent, Sub One, Sub Two and the Investment Adviser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MCG CAPITAL CORPORATION
By:		/s/ KEITH KENNEDY
	Name:	Keith Kennedy
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PENNANTPARK FLOATING RATE CAPITAL LTD.
By:		/s/ ARTHUR H. PENN
	Name:	Arthur H. Penn
	Title:	Chief Executive Officer

PFLT PANAMA, LLC
By:	PennantPark Floating Rate Capital Ltd., its sole member
By:		/s/ ARTHUR H. PENN
	Name:	Arthur H. Penn
	Title:	Chief Executive Officer

PFLT FUNDING II, LLC
By:	PennantPark Floating Rate Capital Ltd., its sole member
By:		/s/ ARTHUR H. PENN
	Name:	Arthur H. Penn
	Title:	Chief Executive Officer

PENNANTPARK INVESTMENT ADVISERS, LLC (solely for the purposes of Sections 3.2, 5.26, 5.27 and Article IX)
By:		/s/ ARTHUR H. PENN
	Name:	Arthur H. Penn
	Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]